For Immediate Release

Date: July 25, 2013

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Second Quarter Results

BELMONT, MA, July 25, 2013 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $361,000, or $0.04 per basic and diluted share, for the quarter ended June 30, 2013, compared to net income of $286,000, or $0.03 per basic and diluted share in the second quarter of 2012.  For the six months ended June 30, 2013, the Company reported net income of $777,000, or $0.09 per basic and diluted share, as compared to net income of $733,000 and $0.08 per basic and diluted share for the same period in 2012.

Robert M. Mahoney, President and Chief Executive Officer, said, "The second quarter results demonstrate that our strong growth strategy can be achieved while also carefully managing risk. Our local market continues to afford us significant deposit and loan opportunities. We hope to continue to be able to take advantage of this favorable community banking environment in Eastern Massachusetts."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended June 30, 2013 was $5.9 million as compared to $4.9 million for the quarter ended June 30, 2012, a 19.9% increase. The provision for loan losses for the quarter ended June 30, 2013 was $100,000 as compared to a provision for loan losses of $825,000 for the quarter ended June 30, 2012, a 87.9% decrease. This resulted in a $1.7 million or 41.6% increase in net interest and dividend income after provision for loan losses for the quarter ended June 30, 2013 as compared to the quarter ended June 30, 2012.  Net interest and dividend income before provision for loan losses for the six months ended June 30, 2013 was $11.7 million as compared to $10.2 million for the six months ended June 30, 2012, a 14.7% increase. The provision for loan losses for the six months ended June 30, 2013 was $427,000, as compared to $1.3 million for the six months ended June 30, 2012, a 67.3% decrease. This resulted in a $2.4 million or 26.8% increase in net interest and dividend income after provision for loan losses period over period.

NONINTEREST INCOME

Noninterest income for the quarter ended June 30, 2013 was $908,000 as compared to $1.5 million for the quarter ended June 30, 2012, a decrease of $579,000, or 39.0% This decrease was primarily driven by a reduction of $288,000 in gains on sales of loans and a $208,000 gain on the sale of easement rights in the second quarter of 2012 that did not occur in the second quarter of 2013. For the six months ended June 30, 2013, non-interest income was $1.9 million as compared to $2.5 million for the six months ended June 30, 2012. This decrease of $537,000, or 21.9%, was driven by a decrease in gains on sales of loans of $515,000 and the gain on sale of easement rights in the second quarter of 2012.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended June 30, 2013 was $6.2 million as compared to $5.2 million for the quarter ended June 30, 2012.  This increase of $987,000, or 19.1%, was largely driven by an increase in salaries and employee benefits of $532,000, which increased $281,000 as a result of the 2012 Equity Incentive Plan that was adopted in the  fourth quarter of 2012. Data processing expenses increased by $151,000 quarter over quarter, driven largely by increases in core and online banking costs as our customer base and transaction volume continue to see growth. Our recruitment fees increased by $90,000, primarily driven by our branch network expansion and hiring of new personnel. Noninterest expense for the six months ended June 30, 2013 was $12.0 million as compared to $10.3 million for the six months ended June 30, 2012. This increase of $1.7 million, or 16.6% was primarily driven by increases in salaries and employee benefits and director compensation, both of which had increased primarily as a result of the 2012 Equity Incentive Plan that was adopted in the fourth quarter of 2012. Data processing expenses increased by $364,000, driven largely by increases in core and online banking costs.

BALANCE SHEET

At June 30, 2013, total assets were $909.1 million, an increase of $71.0 million or 8.5% from December 31, 2012. The Company experienced net loan growth, excluding loans held for sale, of $69.0 million, or 10.6%, from December 31, 2012. Commercial real estate, residential mortgage, home equity, and indirect auto loans increased by $27.0 million, $20.2 million, $10.2 million and $10.9 million, respectively.

At June 30, 2013, deposits totaled $695.4 million, an increase of $87.6 million or 14.4% from December 31, 2012. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $89.4 million from December 31, 2012. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “This very strong deposit growth was a result of the implementation of our municipal banking strategy, the continued focus on building core deposit relationships with our business customers and the ongoing expansion of our InStore branching program.”

Total stockholders’ equity decreased from $133.3 million as of December 31, 2012 to $128.1 million as of June 30, 2013. This decrease is primarily the result of the Stock Repurchase Program that was adopted on December 12, 2012. During the six months ended June, 30, 2013, the Company purchased 476,622 shares of its common stock for $6.5 million and completed the Stock Repurchase Program.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of June 30, 2013 equaled $6.9 million and 0.94%, respectively, as compared to $6.4 million and 0.98%, respectively, as of December 31, 2012.  Total non-performing assets were $3.0 million, or 0.32% of total assets, as of June 30, 2013, as compared to $4.3 million, or 0.52% of total assets, as of December 31, 2012.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Cash and due from banks	$1,611	$1,433
Interest-bearing deposits in other banks	53,521	51,279
Cash and cash equivalents	55,132	52,712
Interest-bearing time deposits with other banks	119	119
Investments in available-for-sale securities	16,940	22,621
Investments in held-to-maturity securities, at cost	72,709	63,984
Federal Home Loan Bank stock, at cost	7,131	7,627
Loans held-for-sale	6,341	11,205
Loans, net of allowance for loan losses of $6,856 as of
6/30/2013 (unaudited) and $6,440 as of 12/31/2012	723,327	654,295
Premises and equipment, net	3,111	2,902
Accrued interest receivable	2,233	2,217
Deferred tax asset, net	4,341	4,025
Income taxes receivable	643	806
Bank-owned life insurance	13,088	12,884
Other real estate owned	-	661
Other assets	3,971	2,024
Total assets	$909,086	$838,082

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$133,480	$126,760
Interest-bearing	561,941	481,105
Total deposits	695,421	607,865
Federal Home Loan Bank advances	68,100	83,100
Securities sold under agreements to repurchase	3,175	3,404
Other borrowed funds	1,135	1,156
Accrued interest payable	578	455
Deferred compensation liability	4,925	4,685
Other liabilities	7,649	4,109
Total liabilities	780,983	704,774

Stockholders' Equity:
Common stock	91	95
Additional paid-in capital	84,540	90,188
Retained earnings	48,129	47,352
Accumulated other comprehensive (loss) income	(337)	68
Unearned compensation - ESOP	(4,320)	(4,395)
Total stockholders' equity	128,103	133,308
Total liabilities and stockholders' equity	$909,086	$838,082

Asset Quality Data:
Total non-performing assets	2,954	4,325
Total non-performing loans	2,954	3,621
Non-performing loans to total loans	0.41%	0.55%
Non-performing assets to total assets	0.32%	0.52%
Allowance for loan losses to non-performing loans	232.09%	177.86%
Allowance for loan losses to total loans	0.94%	0.98%

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest and dividend income:
Interest and fees on loans	$6,682	$5,791	$13,181	$11,668
Interest on taxable debt securities	424	371	906	981
Dividends	7	18	14	28
Other interest income	23	40	40	53
Total interest and dividend income	7,136	6,220	14,141	12,730
Interest expense:
Interest on deposits	1,040	1,031	2,072	1,969
Interest on Federal Home Loan Bank advances	173	244	357	542
Interest on securities sold under agreements to repurchase	1	3	2	6
Interest on other borrowed funds	8	10	17	21
Total interest expense	1,222	1,288	2,448	2,538
Net interest and dividend income	5,914	4,932	11,693	10,192
Provision for loan losses	100	825	427	1,306
Net interest and dividend income after provision
for loan losses	5,814	4,107	11,266	8,886
Noninterest income:
Customer service fees	231	200	458	397
Income from bank-owned life insurance	95	109	199	211
Net gain on sales of loans	449	737	800	1,315
Net gain on sales and calls of securities	4	-	34	-
Loan servicing fee income	128	121	298	193
Vendor loss experience refund	-	100	100	100
Gain of sale of easement rights	-	208	-	208
Other income	1	12	25	27
Total noninterest income	908	1,487	1,914	2,451
Noninterest expense:
Salaries and employee benefits	3,720	3,188	7,250	6,316
Director compensation	196	116	437	243
Occupancy expense	218	196	447	379
Equipment expense	150	105	298	209
Deposit insurance	147	128	274	253
Data processing	662	511	1,322	958
Professional fees	195	213	406	531
Marketing	239	239	448	478
Recruitment fees	103	13	103	50
Other expense	531	465	976	841
Total noninterest expense	6,161	5,174	11,961	10,258
Income before income tax expense	561	420	1,219	1,079
Income tax expense	200	134	442	346
Net income	$361	$286	$777	$733
Earnings per share
Basic	$0.04	$0.03	$0.09	$0.08
Diluted	$0.04	$0.03	$0.09	$0.08
Return on average assets	0.17%	0.16%	0.18%	0.21%
Return on average equity	1.12%	0.87%	1.20%	1.12%
Interest rate spread	2.57%	2.49%	2.61%	2.68%
Net interest margin	2.80%	2.79%	2.86%	2.97%
Efficiency ratio	90.30%	80.61%	87.90%	81.14%